EX-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

March 28, 2012

Delaware Group Global and International Funds
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Emerging Markets Fund, Delaware Global Value Fund, Delaware International Value Equity Fund, Delaware Focus Global Growth Fund, and Delaware Macquarie Global Infrastructure Fund, each a series of Delaware Group Global and International Funds (each a “Fund” and collectively, the “Funds”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to each Fund’s Class A and Class R shares, so that such Rule 12b-1 (distribution) fees will not exceed 0.25% and 0.50% of average daily net assets, respectively, for the period March 29, 2012 through March 29, 2013.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Global and International Funds

By:	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	March 28, 2012